Brian J. Kennedy Elected to Sierra Pacific Resources Board of Directors

LAS VEGAS, NV, Feb 14, 2007 (MARKET WIRE via COMTEX News Network) -- Sierra Pacific Resources (NYSE: SRP) today announced that Brian J. Kennedy, former president and chief executive officer of Reno-based Meridian Gold Inc., has been elected to Sierra Pacific's board of directors, effective immediately.

Walter Higgins, chairman and chief executive officer of Sierra Pacific Resources, said, "Brian Kennedy not only brings a broad range of management and financial experience to our company, he also has been a distinguished community and professional leader in northern Nevada for a number of years. His full understanding of our rapidly growing state, including the businesses and communities we serve, will be invaluable in helping guide our company's future."

Kennedy, 63, served as president and CEO of Meridian Gold, a mining company, from 1996 until his retirement in 2006. His business experience prior to leading Meridian Gold included approximately nine years as president and chief operating officer of FMC Gold Company, during which time he took the New York Stock Exchange-listed company public. He held a variety of management and other positions with FMC Corporation, beginning as a senior financial analyst in 1972 with Ford Motor Company. Subsequently, he held management and other positions of increasing responsibility, including being Controller of FMC's Industrial Chemical Group, Director of Natural Resources, and Division Manager of the Minerals Division.

Kennedy's involvement in northern Nevada has been active and diversified through the years, serving on the boards of the Nevada Museum of Art, the Community Foundation of Western Nevada, KNPB Public Television, the St. Mary's Hospital Foundation (Chairman 2003-2004), The Gold Institute, the Nevada Mining Association and the Reno Philharmonic.

The new Sierra Pacific Resources director is a graduate of the U.S. Naval Academy at Annapolis, Maryland and also holds an M.B.A. degree from Harvard University. He currently resides in Reno, Nevada, with his wife, Nancy.

Headquartered in Nevada, Sierra Pacific Resources is a holding company whose principal subsidiaries are Nevada Power Company, the electric utility for most of southern Nevada, and Sierra Pacific Power Company, the electric utility for most of northern Nevada and the Lake Tahoe area of California. Sierra Pacific Power Company also distributes natural gas in the Reno-Sparks area of northern Nevada. Other subsidiaries include the Tuscarora Gas Pipeline Company, which owns 50 percent interest in an interstate natural gas transmission partnership and several unregulated energy services companies.

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SOURCE: Nevada Power Company